Exhibit 99.1

FOR IMMEDIATE RELEASE

Lam Research Contacts:

Ed Rebello, Corporate Communications, +1-510-572-6603, edward.rebello@lamresearch.com

Shanye Hudson, Investor Relations, +1-510-572-4589, shanye.hudson@lamresearch.com

Lam Research Names New CEO, Martin Anstice, to Board

FREMONT, Calif., February 9, 2012—Lam Research Corp., (NASDAQ:LRCX), a leading global supplier of semiconductor wafer fabrication equipment and services, today announced the expansion of its board of directors with the addition of Martin Anstice, the company’s president and chief executive officer.

Anstice joined Lam Research in April 2001, and has served as chief financial officer and president, prior to being named CEO in late 2011. Stephen G. Newberry, who stepped down as CEO at the end of 2011, will continue serving as vice chairman, an executive position with the company.

“Martin is a strong leader who has consistently delivered solid results for Lam over the past ten years,” said James W. Bagley, chairman of Lam Research. “His unique perspective as CEO, including in-depth knowledge of issues and challenges facing the company, will benefit board discussions and decisions, going forward, and help the company more closely collaborate with customers on the industry’s next major technology transitions. We are very fortunate to have him join our board.”

About Lam Research

Lam Research Corp. is a major supplier of wafer fabrication equipment and services to the world’s semiconductor industry, where the company has been advancing semiconductor manufacturing for more than 30 years. As a technology and market share leader in plasma etch and single-wafer clean, Lam Research is leveraging its combined expertise to address some of today’s most advanced semiconductor processing challenges. Headquartered in Fremont, Calif., Lam Research maintains a global network of service facilities throughout North America, Asia, and Europe to meet the complex and changing needs of its global customer base. Lam’s common stock trades on The NASDAQ Global Select MarketSM under the symbol LRCX. Lam Research is a NASDAQ-100® company. For more information, visit http://www.lamresearch.com.

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